Exhibit 99.1

                              CHIQUITA
                     [Logo]   BRANDS
                              INTERNATIONAL
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NEWS RELEASE

                      FOR IMMEDIATE RELEASE
         CHIQUITA COMPLETES $120 MILLION CREDIT FACILITY


CINCINNATI, OHIO, March 14, 2001 - Chiquita Brands International, Inc. (NYSE:CQB) today announced that its principal operating subsidiary, Chiquita Brands, Inc. has completed its previously announced three-year $120 million secured credit facility with Foothill Capital Corporation and Ableco Finance LLC. The new facility, which consists of a term loan of $75 million and a revolving credit facility of $45 million, has been used to repay $50 million of maturing subsidiary debt. The remaining amounts are for seasonal working capital needs and other general corporate purposes. The completion of this credit facility will not alter Chiquita's previously announced financial restructuring initiative.

Steven G. Warshaw, President and Chief Operating Officer of Chiquita, said: "With this three-year credit facility in place, the Company's financial resources and cash flow will be more than adequate to provide for the day-to-day needs of our operating companies as we make progress on the proposed financial restructuring of the parent company debt announced in January."

Chiquita is a leading international marketer, producer and distributor of fresh fruits and vegetables and processed foods.
Foothill Capital Corporation is a leading provider of asset-based financing to middle market companies. Foothill is a subsidiary of Wells Fargo & Company, a diversified financial services company.

This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, including the Company's ability to reach agreement with holders of its parent company debt regarding a restructuring of such debt, the terms of any such restructuring, the anticipated issuance of a going concern modification to the independent auditor's report on the consolidated financial statements of the Company as a result of the Company's suspension of interest and principal payments on its parent company debt, product pricing, cost to purchase or grow (and availability of) fresh produce and other raw materials, currency exchange rate fluctuations, natural disasters and unusual weather conditions, operating efficiencies, labor relations, actions of governmental bodies, including actions with regard to the European Union's banana import regime, and other market and competitive conditions, many of which are beyond the control of Chiquita. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements.


FOR FURTHER INFORMATION, PLEASE CONTACT:
James B. Riley,
Senior Vice President and Chief Financial Officer (513) 784-6307
William T. Sandstrom,
Director of Investor Relations (513) 784-6366